Exhibit 99.1

FOR IMMEDIATE RELEASE

ImClone Systems Incorporated
Investors:	Media:
Andrea F. Rabney	David M. F. Pitts
(646) 638-5058	(646) 638-5058
Stefania Bethlen
(646) 638-5058

IMCLONE SYSTEMS REPORTS THIRD QUARTER AND NINE MONTHS 2006 FINANCIAL RESULTS

ERBITUX U.S. In-Market Sales Reach $174.6 Million for the Quarter,
Company Reports Diluted Earnings Per Share of $.65

New York, NY — October 25, 2006 — ImClone Systems Incorporated (NASDAQ: IMCL) announced today its financial results for the quarter and nine months ended September 30, 2006.

Total revenues for the third quarter of 2006 were $150.7 million as compared with $106.5 million for the third quarter of 2005, an increase of 42%.

•                  Royalty revenue of $78.6 million in the third quarter of 2006 compared with $46.6 million in the third quarter of 2005, an increase of 69%. Royalty revenue for the third quarter of 2006 includes 39% of Bristol-Myers Squibb’s in-market ERBITUX net sales of $174.6 million, compared with third quarter 2005 in-market net sales of $107.0 million, an increase of 63%. These in-market sales, reflecting a drop-ship distribution methodology, represent ERBITUX shipments to end-user accounts only, with no wholesaler stocking;

•                  License fees and milestone revenue of $34.9 million in the third quarter of 2006 compared with $27.1 million in the third quarter of 2005;

•                  Manufacturing revenue of $20.9 million in the third quarter of 2006 compared with $10.7 million in the third quarter of 2005. The increase of $10.1 million principally reflects an increase in volume purchases by Bristol-Myers Squibb. Purchases by Bristol-Myers Squibb are timed at their discretion to accommodate forecasts and safety stock needs, and are not necessarily indicative of historical in-market sales or future sales expectations; and

•                  Collaborative agreement revenue of $16.3 million in the third quarter of 2006 compared with $22.0 million in the third quarter of 2005. The decrease of $5.7 million principally reflects a reduction in clinical materials shipped to Merck KGaA versus the comparable quarter in 2005.

Total operating expenses for the third quarter of 2006 were $93.2 million, compared with $80.3 million in the third quarter of 2005. Operating expenses included:

•                  Research and development expenses for the third quarter of 2006 were $26.4 million (or $26.0 million in the third quarter of 2006 excluding stock option expense of $.4 million), compared with $29.0 million in the third quarter of 2005. The decrease in the quarter is principally due to a reduction in clinical materials sold to Merck KGaA;

•                  Clinical and regulatory expenses in the third quarter of 2006 were $13.5 million (or $13.2 million excluding stock option expense of $.3 million), compared with $13.6 million in the third quarter of 2005;

•                  Marketing, general and administrative expenses were $16.0 million in the third quarter of 2006 (or $14.8 million excluding stock option expense of $1.2 million), compared with $19.5 million in the third quarter of 2005. The decrease is principally attributed to lower legal fees and professional services fees from the comparable quarter in 2005;

•                  Royalty expenses were $18.1 million in the third quarter of 2006 compared with $15.2 million in the third quarter of 2005 as the result of higher sales. Approximately $9.1 million and $5.5 million in 2006 and 2005, respectively were reimbursed as a component of collaborative agreement revenue, resulting in net royalty expenses of $9.0 million for the third quarter of 2006 compared with $9.7 million in the third quarter of 2005; and

•                  Cost of manufacturing revenue was $19.2 million in the third quarter of 2006 compared with $3.1 million in the third quarter of 2005.  The 2006 costs represent fully absorbed manufacturing costs, as substantially all previously expensed material was sold through to our partners in 2005.

Operating income in the third quarter of 2006 was $57.5 million compared with $26.3 million in the third quarter of last year.

The effective tax rate for the full year 2006 is estimated to be approximately 14%, excluding the effect of an adjustment recorded in the third quarter of 2006 of approximately $1.8 million, resulting from changes in tax rates in certain jurisdictions.  The resulting effective tax rate for the third quarter and nine months of 2006, including such adjustment, is 12.6% and 14.4%, respectively. These estimated rates exclude the release of a portion of the Company’s tax valuation allowance in the first quarter of 2006.  The estimated tax rate for the quarter and full year 2006 is slightly lower than the 15% previously estimated at the end of the second quarter of 2006.

Net income for the third quarter of 2006 was $57.3 million compared with $31.0 million in the third quarter of last year. Diluted earnings per share were $.65 in the third quarter of 2006 compared with $.35 in the third quarter of 2005.

Total revenues and net income for the nine months ended September 30, 2006 were $545.7 million and $324.1 million, respectively, compared with $284.7 million and $85.8 million in the nine months ended September 30, 2005. Diluted earnings per share were $3.58 for the first nine months of 2006 compared with $.98 for the first nine months of 2005.  The results for the first nine months of 2006 include the effect of the receipt of the $250 million milestone from Bristol-Myers Squibb and the partial release of the tax valuation allowance mentioned above.

To provide investors with a clearer picture of the Company’s growth versus last year, a reconciliation of non-GAAP diluted earnings per share to diluted earnings per share prepared in accordance with GAAP is set forth below. For 2006, non-GAAP diluted earnings per share for the quarter exclude the effects of stock option expense and, for the nine months year-to-date, exclude the effects of stock option expense and the tax benefit associated with the release of a portion of the Company’s deferred asset valuation allowance in the first quarter of 2006. For

2005, non-GAAP diluted earnings per share for the third quarter and first nine months exclude expenses associated with the discontinuance of the Company’s small molecule research operation.

	(Diluted per share amounts) (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
GAAP diluted earnings per share	$.65	$.35	$3.58	$0.98
Release of deferred tax valuation allowance	—	—	$(1.08)	—
Stock option expense	$.02	—	$.06	—
Impact of discontinuance of small molecule research	—	—	—	$.07
Non-GAAP diluted earnings per share	$.67	$.35	$2.56	$1.05

The Company believes that it is useful to present non-GAAP diluted earnings per share financial measures because it provides investors with a more complete understanding of the Company’s underlying operational results and trends.  You should not consider non-GAAP diluted earnings per share financial measures in isolation or as a substitute for such measures determined in accordance with U.S. GAAP, as set forth above.  Our definition of non-GAAP earnings may differ from other such measures.

Conference Call

ImClone Systems will host a conference call with the financial community to discuss third quarter 2006 financial results on Wednesday, October 25, 2006 at 11:00 AM Eastern Daylight Time.

The conference call will be webcast live and may be accessed by visiting ImClone Systems’ website at www.imclone.com. A replay of the audio webcast will be available under “Earnings Webcast” in the “Investor Relations” section of the Company’s website starting shortly after the call on October 25, 2006.

Those parties interested in participating via telephone may join by dialing (800) 418-6860 domestically, or (973) 935-8756 for calls outside of Canada and the United States, and referencing conference identification number 7985471. A telephone replay of the conference call will be available shortly after the call until November 1, 2006 at midnight Eastern Daylight Time. To access the telephone replay, dial (877) 519-4471 domestically, or (973) 341-3080 for calls outside of Canada and the United States, and enter the conference identification number 7985471.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers.  The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors.  ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market.  ImClone Systems’ headquarters and research operations are located in New

York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements, whether as a result of new information, future events or otherwise.

(see attached tables)

IMCLONE SYSTEMS INCORPORATED
Consolidated Condensed Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Royalty revenue	$78,599	$46,647	$213,483	$124,810
License fees and milestone revenue	34,948	27,146	212,807	76,171
Manufacturing revenue	20,884	10,748	68,589	29,661
Collaborative agreement revenue	16,266	21,984	50,805	54,039
Total revenues	150,697	106,525	545,684	284,681
Operating expenses:
Research and development	26,437	28,958	87,013	74,564
Clinical and regulatory	13,527	13,583	43,537	31,357
Marketing, general and administrative	15,977	19,463	56,941	53,919
Royalty expense	18,051	15,165	56,531	42,069
Cost of manufacturing revenue	19,187	3,099	61,466	4,948
Discontinuation of small molecule research program	—	—	—	6,200
Total operating expenses	93,179	80,268	305,488	213,057

Operating income	57,518	26,257	240,196	71,624

Other income, net	(8,084)	(5,448)	(22,094)	(15,486)

Income before income taxes	65,602	31,705	262,290	87,110
Provision for income taxes	8,286	754	(61,826)	1,308

Net income	$57,316	$30,951	$324,116	$85,802

Income per common share:
Basic	$0.68	$0.37	$3.86	$1.03
Diluted	$0.65	$0.35	$3.58	$0.98
Shares used in calculation of income per share:
Basic	84,335	83,785	84,013	83,561
Diluted	91,915	92,136	91,974	92,287

IMCLONE SYSTEMS INCORPORATED
Consolidated Condensed Balance Sheets
(Unaudited)
(in thousands)

	September 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$15,308	$3,403
Securities available for sale	976,172	752,973
Inventories	58,923	81,394
Other current assets	136,657	71,348
Total current assets	1,187,060	909,118

Property, plant and equipment, net	425,750	406,595
Other assets (includes $28.2 million of inventories)	171,978	27,702
Total assets	$1,784,788	$1,343,415

Liabilities and Stockholders’ Equity
Current liabilities	$237,304	$242,119
Deferred revenue, long term	271,255	246,401
Long-term obligations	603,645	602,491
Total liabilities	1,112,204	1,091,011

Stockholders’ equity	672,584	252,404
Total liabilities and stockholders’ equity	$1,784,788	$1,343,415